News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER ANNOUNCES SECOND QUARTER 2004 RESULTS

-Net Earnings Increase 83%-
-Earnings Excluding Gain from Sale of HQ Building Increase 43%-
-Fleet Management Operations and Acquisitions Drive Earnings Improvement-
-Full Year Earnings Forecast Raised-

     MIAMI, July 23, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced net earnings of $63.6 million for the second quarter of 2004, up 83% compared with $34.7 million in the year-earlier period. Earnings per diluted share (EPS) were $0.97 for the three-month period ended June 30, 2004, compared with $0.55 in the second quarter of 2003.

     Earnings in the second quarter of 2004 included a $14.0 million, or $0.21 per share, gain from the previously announced sale of the Company’s corporate headquarters facility. Excluding the gain, earnings in the quarter were $49.6 million, up 43% from $34.7 million in the year-earlier period. EPS, excluding the gain, were $0.76 in the quarter compared with $0.55 in the same period of 2003.

     Revenue for the second quarter of 2004 was $1.27 billion, up 6% from $1.20 billion in the comparable period last year. The revenue increase for the quarter was led by the Fleet Management Solutions (FMS) business segment, which was up 11% compared with the second quarter of 2003. The second quarter 2004 revenue growth was driven primarily by the positive impact of acquisitions, continued improvement in the commercial rental product line, and favorable foreign exchange rates. Commercial rental revenue for the quarter increased 20% compared with the year-earlier period, marking the seventh consecutive quarter of year-over-year rental revenue improvement. These impacts were partially offset by the previously announced non-renewal of certain contracts and volume reductions in the Supply Chain Solutions (SCS) business segment.

     Improved earnings were driven primarily by the leverage from FMS revenue growth and improved SCS operating performance. EPS, excluding the gain on headquarters sale, of $0.76 include a net charge for restructuring and other recoveries of $0.04 related primarily to the termination of an information technology infrastructure contract.

     “The Fleet Management Solutions business segment continues to demonstrate strong earnings leverage from acquisitions and accelerated growth in the commercial rental product,” said Ryder Chairman, President and Chief Executive Officer Greg Swienton. “Excluding the gain from the sale of our headquarters facility, we delivered earnings of $0.76 per share, outperforming our most recent forecast range of $0.66 to $0.70 per share. We are committed to achieving profitable revenue growth within each area of our business by leveraging our financial strength and the improved operating model we have developed over the past few years.”

Year-to-Date Operating Results

     Revenue for the six months ended June 30, 2004 was $2.48 billion, up 4% from $2.39 billion in the comparable period of 2003. Ryder’s net earnings in the first half of 2004 were $98.7 million, compared with $54.5 million in the year-earlier period. EPS were $1.50 for the first six months of 2004 compared with $0.86 for the same period of 2003. EPS for the first half of 2004 included $0.22 of gains from the sale of the Company’s corporate headquarters complex and a $0.04 charge related to net restructuring and other recoveries. EPS in the year earlier period included a $0.01 credit from net restructuring and other recoveries.

Second Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, revenue in the second quarter of 2004 was $892.1 million, up 11% compared with $800.1 million in the year-earlier period. Dry revenue (revenue excluding fuel) in the second quarter of 2004 was $704.5 million, up 9% compared with $645.7 million in the year-earlier period. Fuel revenue for the second quarter of 2004 increased 22% compared with the same period in 2003 due primarily to higher fuel costs and related pricing increases. Revenue comparisons benefited from acquisitions and favorable foreign currency exchange rates.

     Full service lease and programmed maintenance revenue for the second quarter of 2004 was 6% higher than the same period last year because of acquisitions and growth in international revenue. Ryder’s second quarter 2004 commercial rental revenue grew 20% from the year-earlier period. Rental revenue improvement reflects higher pricing, stronger demand, and the impact of acquisitions.

     The FMS business segment’s NBT increased 58% to $81.3 million in the second quarter of 2004, compared with $51.3 million in the same period of 2003. This increase was related primarily to lease growth from acquisitions, better commercial rental performance, higher vehicle sales gains from improved volume and pricing, and lower pension costs. Business segment NBT as a percentage of dry revenue was 11.5% in the second quarter of 2004 compared with 7.9% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, second quarter 2004 revenue totaled $327.0 million, down 5% from $345.7 million in the comparable period in 2003. Revenue declined, as anticipated, due primarily to the non-renewal of certain customer contracts in prior periods and volume reductions in the U.S. automotive business, partially offset by new business. Second quarter 2004 operating revenue (revenue excluding freight under management) was $227.2 million, down 5% from $239.5 million in the comparable period a year ago.

     The SCS business segment’s NBT was $9.0 million in the second quarter of 2004, up 22% from $7.4 million in the same quarter of 2003. Second quarter NBT benefited from reduced overhead costs, and improved international operating performance. Business segment NBT as a percentage of operating revenue was 4.0% in the second quarter of 2004, up from 3.1% in the same quarter of 2003.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, second quarter 2004 revenue totaled $125.4 million, a decrease of 2% compared with $128.0 million in the second quarter of 2003. Operating revenue (revenue excluding freight under management) in the second quarter of 2004 was $123.2 million, down 3% compared with $127.1 million in the year-earlier period. The revenue decrease was due primarily to the non-renewal of certain customer contracts.

     The DCC business segment’s NBT decreased in the second quarter of 2004 to $8.7 million compared with $9.1 million in the second quarter of 2003. Business segment NBT as a percentage of operating revenue was 7.1% compared with 7.2% in the same period of 2003.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the second quarter of 2004, CSS costs decreased to $53.5 million, from $55.4 million in the year-earlier period. Year-to-date, CSS costs decreased to $102.3 million, from $109.3 million in the same period of 2003.

Capital Expenditures

     Capital expenditures excluding acquisition costs were $568 million in the first half of 2004, up 38% compared with $413 million in the same period of 2003. In line with the Company’s business plan, the increase in capital expenditures reflects higher vehicle replacements, primarily related to the lease product line. In addition, approximately $149 million was paid in the first half of 2004 in connection with Ryder’s previously announced acquisitions.

Leverage and Free Cash Flow

     Balance-sheet debt as of June 30, 2004 increased by $64.8 million compared with year-end 2003. The leverage ratio for balance-sheet debt as of June 30, 2004 was 135%, the same as year-end 2003. Total obligations to equity as of June 30, 2004 were 144%, down from 146% at year-end. Free cash flow for the first half of 2004 is estimated to be a negative $38.2 million compared with $125.1 million for the year-earlier period. The decrease in free cash flow reflects acquisitions and higher capital expenditures.

     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “Our financial performance reflects Ryder’s success in reducing costs and leveraging higher earnings from new revenue. We continue to act on opportunities to enhance performance through initiatives such as the cost and efficiency improvements to our technology services infrastructure. We believe there is significant capacity for the Company to support profitable growth and we are in the early stages of demonstrating our ability to deliver that performance in all areas of our business.”

Outlook

     Commenting on Ryder’s outlook for the future, Swienton said, “We are encouraged by many aspects of our operating performance, particularly the earnings leverage we have been able to generate from our recent acquisitions and the accelerating growth of our transactional business. We continue to see steady improvement in our customers’ confidence and their willingness to make business investment decisions related to our long-term contractual product lines. Looking ahead, we are well-positioned and committed to achieving profitable growth in every segment of our business.”

     He continued, “We are forecasting quarterly EPS to be in the range of $0.75 to $0.78 for both the third and fourth quarters, resulting in a full-year forecast increase to a range of $3.00 to $3.06. For additional clarity, the full-year forecast is equivalent to $2.79 to $2.85, excluding the $0.21 gain from the sale of the headquarters building. The increase in our full-year forecast is driven by strong returns from acquired operations, continuing strength in commercial rental and some improving demand for our contractual Fleet Management Solutions product offerings, offset by a cautious near-term outlook for Supply Chain Solutions.” Forecasted earnings include a restructuring charge related to the transition of the technology services contract terminated in the second quarter of this year. The charge will impact 2004 EPS as follows: $0.02 in the third quarter; $0.03 in the fourth quarter; and $0.10 for the full year.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder was featured in the

2004 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2003 revenue of $4.8 billion, Ryder ranks 360th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings webcast is scheduled for Friday, July 23, 2004, from 11:00 a.m. to 12:00 noon EDT. Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

è	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG5144114 and Passcode: RYDER.

è	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-926-7027 and use the Passcode: 0723, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months		Six Months
	2004	2003	2004	2003
Revenue	$1,268.9	1,197.4	$2,481.2	2,391.8

Operating expense	557.4	494.8	1,100.0	1,009.9
Salaries and employee-related costs	310.2	315.1	617.2	627.8
Freight under management expense	102.0	107.1	193.1	212.0
Depreciation expense	175.8	144.4	350.7	284.7
Gains on vehicle sales, net	(10.6)	(4.7)	(17.3)	(9.0)
Equipment rental	27.0	67.6	52.7	141.3
Interest expense	26.2	22.6	50.7	44.6
Miscellaneous income, net	(2.8)	(3.2)	(4.6)	(5.6)
Restructuring and other recoveries, net	(18.1)	(0.8)	(19.2)	(1.1)

	1,167.1	1,142.9	2,323.3	2,304.6

Earnings before income taxes and cumulative effect of change in accounting principle	101.8	54.5	157.9	87.2
Provision for income taxes	(38.2)	(19.8)	(59.2)	(31.6)

Earnings before cumulative effect of change in accounting principle	63.6	34.7	98.7	55.6
Cumulative effect of change in accounting principle	—	—	—	(1.1)

Net earnings	$63.6	34.7	$98.7	54.5

Earnings per common share — Diluted:
Before cumulative effect of change in accounting principle	$0.97	0.55	$1.50	0.88
Cumulative effect of change in accounting principle	—	—	—	(0.02)

Net earnings	$0.97	0.55	$1.50	0.86

Weighted-average shares outstanding — Diluted	65.6	63.3	65.9	63.1

Memo: EPS Impact of restructuring and other recoveries, net	$0.17	0.01	$0.18	0.01

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	June 30,	December 31,
	2004	2003
Assets:

Cash and cash equivalents	$81.7	140.6
Other current assets	986.4	966.5
Revenue earning equipment, net	3,282.9	3,046.0
Operating property and equipment, net	477.7	506.9
Other assets	604.9	618.6

	$5,433.6	5,278.6

Liabilities and shareholders’ equity:

Current liabilities (including current portion of long-term debt)	$1,082.8	1,074.1
Long-term debt	1,526.4	1,449.5
Other non-current liabilities (including deferred income taxes)	1,429.9	1,410.6
Shareholders’ equity	1,394.5	1,344.4

	$5,433.6	5,278.6

SELECTED KEY RATIOS

	June 30,	December 31,
	2004	2003
Debt to equity	135%	135%
Total obligations to equity (a) *	144%	146%

	Twelve months ended
	June 30,
	2004	2003
Return on average common equity (b)	13.4%	10.1%
Return on average assets (b)	3.3%	2.5%
Average asset turnover	92.7%	99.6%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting change.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2004 and 2003
(Dollars in millions)

	Three Months			Six Months
	2004	2003	B(W)	2004	2003	B(W)
Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$478.3	449.6	6.4%	$940.6	892.8	5.4%
Commercial rental	147.8	122.7	20.5%	271.2	229.4	18.2%
Fuel	187.6	154.4	21.5%	365.9	330.5	10.7%
Other	78.4	73.4	6.8%	155.9	158.4	(1.6%)

Total Fleet Management Solutions	892.1	800.1	11.5%	1,733.6	1,611.1	7.6%
Supply Chain Solutions	327.0	345.7	(5.4%)	648.1	679.9	(4.7%)
Dedicated Contract Carriage	125.4	128.0	(2.0%)	251.8	257.3	(2.1%)
Eliminations	(75.6)	(76.4)	1.0%	(152.3)	(156.5)	2.7%

Total revenue	$1,268.9	1,197.4	6.0%	$2,481.2	2,391.8	3.7%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$81.3	51.3	58.5%	$136.0	83.6	62.7%
Supply Chain Solutions	9.0	7.4	21.6%	16.5	14.7	12.2%
Dedicated Contract Carriage	8.7	9.1	(4.4%)	15.9	16.9	(5.9%)
Eliminations	(8.2)	(8.2)	0.0%	(15.4)	(16.7)	7.8%

	90.8	59.6	52.3%	153.0	98.5	55.3%
Unallocated Central Support Services	(7.1)	(5.9)	(20.3%)	(14.3)	(12.4)	(15.3%)

Earnings before restructuring and other recoveries, net and income taxes	83.7	53.7	55.9%	138.7	86.1	61.1%
Restructuring and other recoveries, net	18.1	0.8	NA	19.2	1.1	NA

Earnings before income taxes	101.8	54.5	86.8%	157.9	87.2	81.1%
Provision for income taxes	(38.2)	(19.8)	(92.9%)	(59.2)	(31.6)	(87.3%)

Earnings before cumulative effect of change in accounting principle	63.6	34.7	83.3%	98.7	55.6	77.5%
Cumulative effect of change in accounting principle	—	—	NA	—	(1.1)	NA

Net earnings	$63.6	34.7	83.3%	$98.7	54.5	81.1%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2004 and 2003
(Dollars in millions)

	Three Months			Six Months
	2004	2003	B(W)	2004	2003	B(W)
Fleet Management Solutions

Total revenue	$892.1	800.1	11.5%	$1,733.6	1,611.1	7.6%
Fuel revenue	(187.6)	(154.4)	21.5%	(365.9)	(330.5)	10.7%

Dry revenue *	$704.5	645.7	9.1%	$1,367.7	1,280.6	6.8%

Segment net before tax earnings	$81.3	51.3	58.5%	$136.0	83.6	62.7%

Earnings before income taxes as % of total revenue	9.1%	6.4%		7.8%	5.2%

Earnings before income taxes as % of dry revenue *	11.5%	7.9%		9.9%	6.5%

Supply Chain Solutions

Total revenue	$327.0	345.7	(5.4%)	$648.1	679.9	(4.7%)
Freight Under Management (FUM) expense	(99.8)	(106.2)	(6.0%)	(189.6)	(210.1)	(9.8%)

Operating revenue *	$227.2	239.5	(5.1%)	$458.5	469.8	(2.4%)

Segment net before tax earnings	$9.0	7.4	21.6%	$16.5	14.7	12.2%

Earnings before income taxes as % of total revenue	2.8%	2.1%		2.5%	2.2%

Earnings before income taxes as % of operating revenue *	4.0%	3.1%		3.6%	3.1%

Dedicated Contract Carriage

Total revenue	$125.4	128.0	(2.0%)	$251.8	257.3	(2.1%)
Freight Under Management (FUM) expense	(2.2)	(0.9)	144.4%	(3.5)	(1.9)	84.2%

Operating revenue *	$123.2	127.1	(3.1%)	$248.3	255.4	(2.8%)

Segment net before tax earnings	$8.7	9.1	(4.4%)	$15.9	16.9	(5.9%)

Earnings before income taxes as % of total revenue	6.9%	7.1%		6.3%	6.6%

Earnings before income taxes as % of operating revenue *	7.1%	7.2%		6.4%	6.6%

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended June 30, 2004 and 2003
(Dollars in millions)

FREE CASH FLOW RECONCILIATION

	Six Months
	2004	2003
Net cash provided by operating activities	$389.3	391.2
Collections on direct finance leases	30.9	31.5
Sales of property and revenue earning equipment	199.8	95.1
Purchases of property and revenue earning equipment	(509.7)	(396.5)
Acquisitions	(148.5)	—
Other, net	—	3.8

Free cash flow *	$(38.2)	125.1

DEBT TO EQUITY RECONCILIATION

	June 30,		December 31,
	2004	% to Equity	2003	% to Equity
On-balance sheet debt	$1,880.7	135%	$1,815.9	135%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	122.5		153.2

Total obligations *	$2,003.2	144%	$1,969.1	146%

(a)	Discounted at the interest rate implicit in the lease.

*	Non-GAAP financial measure